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[COOLEY GODWARD LLP LETTERHEAD]

November 3, 1998


Cell Pathways Holdings, Inc.


                                                                     EXHIBIT 5.1

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Cell Pathways Holdings, Inc. (the "Registrant") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 3,351,500 shares of the Registrant's Common Stock, $0.01 par value, pursuant to the Registrant's Cell Pathways, Inc. 1997 Equity Incentive Plan, Cell Pathways, Inc. 1997 Non-Employee Directors' Stock Option Plan, Cell Pathways, Inc. Employee Stock Purchase Plan, Tseng Labs, Inc. 1991 Stock Option Plan, Tseng Labs, Inc. 1995 Stock Option Plan and Tseng Labs, Inc. 1991 Special Directors Stock Option Plan (collectively, the "Plans") (the "Shares").

In connection with this opinion, we have (i) examined the Registration Statement and the related Prospectus and (ii) reviewed the Registrant's Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We also have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Plans, the Registration Statement and the related Prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP



By:    /s/ James C. T. Linfield
       --------------------------
        James C. T. Linfield